Exhibit 23.2

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our report dated March 6, 2002 included in this registration statement on Form S-3 and to the incorporation by reference in this registration statement on Form S-3 of our report included in Urban Outfitters, Inc.’s Form 10-K for the year ended January 31, 2002 and to all references to our firm included in this registration statement.

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Philadelphia, Pennsylvania
March 26, 2002